Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Transaction Background

On September 18, 2024, Bel Fuse Inc. (“Bel”, the “Company”, “we”, “us” or “our”) entered into a Share Purchase Agreement, dated as of September 19, 2024 (the “Purchase Agreement”), with Enercon Technologies, Ltd. (“Enercon”), FF3 Holdings, L.P., for itself and as Sellers’ Representative (“FF3”), and each of the other seller parties signatory thereto (together with FF3, each a “Seller” and collectively, the “Sellers”). The transaction contemplated by the Purchase Agreement (referred to collectively herein as the “Transaction” or the “acquisition”) closed on November 14, 2024 (the “Closing Date”). Under the terms of the Purchase Agreement, on the Closing Date (and deemed effective solely for accounting purposes as of November 1, 2024), Bel acquired from the Sellers 80% of the issued and outstanding share capital of Enercon on a fully-diluted basis for (i) a cash purchase price of $320 million (subject to customary adjustments), plus (ii) up to $10 million in potential earnout payments for the 2025-2026 period (the “Earnout Payments”), as further described below.  Bel may acquire the remaining 20% stake in Enercon and has the current intention to so purchase such remaining interest by early 2027 in accordance with the terms and subject to the conditions of the Shareholders’ Agreement.

At the closing, Bel paid an aggregate of approximately $324.1 million in cash in respect of the cash purchase price (after giving effect to estimated adjustments taken at closing including for Enercon’s cash, indebtedness, net working capital and unpaid transaction costs, and subject to further adjustment post-closing) and Enercon recognized a seller note of $4.9 million. Bel funded the closing of the Transaction through cash on hand of approximately $85.6 million and with approximately $238.5 million provided through incremental borrowings under the Company’s revolving credit facility, as amended in connection with the Transaction.

The potential Earnout Payments may become payable of up to $5 million for each of the fiscal 2025 and fiscal 2026 earnout periods (each, an “Earnout Period”), subject to Enercon’s achievement of certain specified EBITDA targets for each respective Earnout Period, as calculated and determined in accordance with the Purchase Agreement.  In the event that (i) the target for the respective Earnout Period has been achieved, the full $5 million Earnout Payment for the Earnout Period shall be payable, or (ii) achievement for the respective Earnout Period is at least 90% of the target level but less than 100% of the target level, then the amount payable in respect of the Earnout Payment for such Earnout Period shall be $2.5 million. In the event that achievement for the respective Earnout Period is less than 90% of the target level, no Earnout Payment shall be due for such period.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information below has been prepared to illustrate the effect of Bel’s acquisition of Enercon, as further described above. The following pro forma financial information is based on our historical consolidated financial statements and the historical financial statements of Enercon and is intended to provide you with information about how the Transaction might have affected our historical consolidated statement of operations and balance sheet had the Transaction closed as of January 1, 2023.  Our preliminary purchase price has been allocated to the respective assets and liabilities based on current estimates and currently available information and is subject to revision based on final determinations of fair value and the final allocation of purchase price to the assets and liabilities of Enercon.

The following unaudited pro forma condensed combined statements of operations for the year ended December 31, 2023 and for the nine month period ended September 30, 2024, give effect to the acquisition and the financing obtained to fund the acquisition as if the transaction had occurred on January 1, 2023. The pro forma balance sheet as of September 30, 2024 gives effect to the acquisition and the financing obtained to fund the acquisition as if the transaction had occurred on September 30, 2024.  The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial information to give effect to or remove the effect of events that are directly attributable to the acquisition and are factually supportable.  The unaudited pro forma condensed combined statements of operations do not reflect any of Bel management’s expectations for revenue enhancements, cost savings from the combined companies’ operating efficiencies, synergies or other restructurings, or the costs and related liabilities that would be incurred to achieve such revenue enhancements, cost savings from operating efficiencies, synergies or restructurings, which could result from the acquisition.

The accompanying notes are an integral part of the pro forma condensed combined financial information. Such notes describe the assumptions and estimates related to the unaudited adjustments to the pro forma condensed combined financial information.

The pro forma financial information below is based on available information and assumptions that we believe are reasonable.  The pro forma financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our results of operations would have been had the Transaction occurred on the date indicated.  The pro forma financial information also should not be considered representative of our future financial condition or results of operations.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2024
(dollars in thousands, except per share data)

	Historical				Pro Forma
	Bel Fuse Inc.	Enercon			Transaction
	(as reported)	IFRS (as reported)	U.S. GAAP Adjustments	U.S. GAAP	Accounting Adjustments	Note	Pro Forma Combined
ASSETS			(Note 1)
Current Assets:
Cash and cash equivalents	$134,266	$3,489	$-	$3,489	$(85,971)	3b	$51,784
Held to maturity U.S. Treasury securities	29,541	-	-	-	-		29,541
Accounts receivable, net	75,998	25,130	-	25,130	-		101,128
Inventories	124,885	39,473	-	39,473	2,395	3a	166,753
Unbilled receivables	5,312	-	-	-	-		5,312
Assets held for sale	2,061	-	-	-	-		2,061
Other current assets	15,586	2,817	-	2,817	950	3c	19,353
Total current assets	387,649	70,909	-	70,909	(82,626)		375,932

Property, plant and equipment, net	36,735	5,755	-	5,755	3,697	3a	46,187
Right-of-use assets	22,901	3,228	303	3,531	-		26,432
Related party note receivable	3,070	-	-	-	-		3,070
Equity method investment	10,014	-	-	-	-		10,014
Intangible assets, net	45,850	-	-	-	189,700	3a	235,550
Goodwill, net	26,922	60,469	-	60,469	100,452	3a	187,843
Deferred income taxes	16,612	7	-	7	1,516	3j	18,135
Other assets	34,664	176	-	176	950	3c	35,790
Total assets	$584,417	$140,544	$303	$140,847	$213,689		$938,953

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2024
(dollars in thousands, except per share data)

	Historical				Pro Forma
	Bel Fuse Inc.	Enercon			Transaction
	(as reported)	IFRS (as reported)	U.S. GAAP Adjustments	U.S. GAAP	Accounting Adjustments	Note	Pro Forma Combined
LIABILITIES AND STOCKHOLDERS' EQUITY			(Note 1)
Current Liabilities:
Accounts payable	$37,139	$9,359	$-	$9,359	$-		$46,498
Accrued expenses	42,109	10,273	-	10,273	6,592	3j	58,974
Operating lease liabilities, current	6,451	1,462	43	1,505	-		7,956
Credit, short-term loans and current maturities	-	9,144	-	9,144	(9,144)	3e	-
Other current liabilities	11,188	2,588	-	2,588	1,899	3d	15,675
Total current liabilities	96,887	32,826	43	32,869	(653)		129,103

Long-term Liabilities:
Long-term debt	60,000	7,710	-	7,710	232,290	3e	300,000
Operating lease liabilities, long-term	16,808	2,102	-	2,102	-		18,910
Liability for uncertain tax positions	18,225	-	-	-	-		18,225
Minimum pension obligation and unfunded pension liability	20,268	-	-	-	-		20,268
Deferred income taxes	1,320	6,594	-	6,594	-		7,914
Other long-term liabilities	3,547	-	-	-	6,346	3d,3n	9,893
Total liabilities	217,055	49,232	43	49,275	237,983		504,313

Commitments and contingencies*

Non-controlling interest (temporary equity)	-	-	-	-	72,354	3f	72,354

Stockholders' Equity:
Preferred stock	-	-	-	-	-		-
Class A common stock	212	-	-	-	-		212
Class B common stock	1,046	-	-	-	-		1,046
Treasury stock	(16,507)	-	-	-	-		(16,507)
Additional paid-in capital	47,064	9,896	-	9,896	(9,896)	3k	47,064
Retained earnings	347,702	81,416	260	81,676	(86,752)	3k,3j	342,626
Accumulated other comprehensive loss	(12,155)	-	-	-	-		(12,155)
Total stockholders' equity	367,362	91,312	260	91,572	(96,648)		362,286
Total liabilities, temporary equity and stockholders' equity	$584,417	$140,544	$303	$140,847	$213,689		$938,953

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

*See Note 15 to Bel Fuse Inc.'s Condensed Consolidated Financial Statements for the three and nine months ended September 30, 2024.

BEL FUSE INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024
(dollars in thousands, except per share data)

	Historical				Pro Forma
	Bel Fuse Inc.	Enercon
	Nine Months Ended	Nine Months Ended
	September 30, 2024	September 30, 2024
	As Reported	IFRS	U.S. GAAP Adjustments (Note 1)	U.S. GAAP	Transaction Accounting Adjustments	Note	Pro Forma Combined
Net sales	$384,933	$89,783	$-	$89,783	$-		$474,716
Cost of sales	238,782	46,861	-	46,861	2,221	3h,3i	287,864
Gross profit	146,151	42,922	-	42,922	(2,221)		186,852

Research and development costs	16,652	4,390	-	4,390	(25)	3h	21,017
Selling, general and administrative	75,785	9,816	8	9,824	5,694	3h,3i,3j	91,303
Restructuring charges	1,790	-	-	-	-		1,790
Income from operations	51,924	28,716	(8)	28,708	(7,890)		72,742

Interest expense	(1,263)	(1,870)	-	(1,870)	(11,642)	3c,3n	(14,775)
Interest income	3,741	-	-	-	-		3,741
Other income/expense, net	21	1,071	(187)	884	-		905
Earnings before provision for income taxes	54,423	27,917	(195)	27,722	(19,532)		62,613

Provision for income taxes	11,663	4,667	-	4,667	(3,701)	3m	12,629

Net earnings (all shareholders)	$42,760	$23,250	$(195)	$23,055	$(15,831)		$49,984
Less: Net earnings attributable to non-controlling interest	$-	$124	$-	$124	$3,350		$3,474	3o
Net earnings (Bel shareholders)	$42,760	$23,126	$(195)	$22,931	$(19,181)		$46,510

Earnings per share:
Class A common share - basic and diluted	$3.23						$3.52	3l
Class B common share - basic and diluted	$3.41						$3.71	3l

Weighted-average shares outstanding:
Class A common share - basic and diluted	2,126						2,126
Class B common share - basic and diluted	10,512						10,512

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

BEL FUSE INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2023
(dollars in thousands, except per share data)

	Historical				Pro Forma
	Bel Fuse Inc.	Enercon
	Year Ended	Year Ended
	December 31, 2023	December 31, 2023
	As Reported	IFRS (as reported)	U.S. GAAP Adjustments (Note 1)	U.S. GAAP	Transaction Accounting Adjustments	Note	Pro Forma Combined

Net sales	$639,813	$95,709	$-	$95,709	$-		$735,522
Cost of sales	423,964	54,971	-	54,971	5,079	3g,3h,3i	484,014
Gross profit	215,849	40,738	-	40,738	(5,079)		251,508

Research and development costs	22,487	5,296	-	5,296	33	3h	27,816
Selling, general and administrative	99,091	13,559	6	13,565	14,329	3h,3i,3j	126,985
Restructuring charges	10,114	-	-	-	-		10,114
Gain on sale of properties	(3,819)	-	-	-	-		(3,819)
Income from operations	87,976	21,883	(6)	21,877	(19,441)		90,412

Gain on sale of Czech Republic business	980	-	-	-	-		980
Interest expense	(2,850)	(3,819)	-	(3,819)	(13,299)	3c,3n	(19,968)
Other income/expense, net	(2,806)	25	(123)	(98)	-		(2,904)
Earnings before provision for income taxes	83,300	18,089	(129)	17,960	(32,740)		68,520

Provision for income taxes	9,469	3,819	-	3,819	(6,249)	3m	7,039

Net earnings (all shareholders)	$73,831	$14,270	$(129)	$14,141	$(26,491)		$61,481
Less: Net earnings attributable to non-controlling interest	$-	$8	$-	$8	$(1,184)		$(1,176)	3o
Net earnings (Bel shareholders)	$73,831	$14,262	$(129)	$14,133	$(25,307)		$62,657

Earnings per share:
Class A common share - basic and diluted	$5.52						$4.68	3l
Class B common share - basic and diluted	$5.83						$4.95	3l

Weighted-average shares outstanding:
Class A common share - basic and diluted	2,142						2,142
Class B common share - basic and diluted	10,634						10,634

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Presentation

The historical financial statements have been adjusted in the pro forma combined financial information to give effect to certain transaction accounting adjustments to reflect the accounting for the acquisition of Enercon, as discussed further in Notes 2 and 3.

The acquisition of Enercon was accounted for under the acquisition method of accounting in accordance with FASB Accounting Standards Codification (ASC) Topic 805, Business Combinations. Bel is the acquirer for accounting purposes and has therefore estimated the fair value of Enercon’s assets acquired and liabilities assumed. The pro forma financial information contained herein has been prepared in accordance with Article 11 of Regulation S-X.

The historical financial statements of Enercon, a foreign business under Securities and Exchange Commission rules, were prepared under International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS-IASB”), and are presented elsewhere in this Form 8-K/A in compliance with IFRS-IASB as permitted by Regulation S-X Rule 3-05(c). In order to present the pro forma financial information contained herein in accordance with U.S. GAAP, the Company assessed the impact of the change in accounting basis from IFRS-IASB to U.S. GAAP and noted material adjustments identified in that conversion process on the face of the pro forma balance sheet and the pro forma statements of operations contained herein in the column titled “U.S. GAAP Adjustments”. Under IFRS 16, a lessee may elect to apply a recognition exemption for leases of “low-value” assets, even if such leases are material in the aggregate. Under U.S. GAAP, there is no exemption for leases of low-value assets. The U.S. GAAP Adjustments shown in the accompanying pro forma balance sheet and statements of income includes the financial impacts related to the previously excluded vehicle leases on Enercon’s financials. The Company assessed other differences in IFRS-IASB accounting policies as compared to U.S. GAAP and no other significant financial impact was identified.

Note 2. Preliminary Estimated Purchase Price Allocation

The total preliminary estimated purchase price (consideration transferred) has been allocated to Enercon’s tangible and intangible assets and liabilities in the unaudited pro forma condensed combined financial information on the basis of their estimated fair values as of October 31, 2024. Goodwill is calculated as the difference between the preliminary estimate of fair value of the consideration transferred and the preliminary estimates of fair value assigned to the assets acquired and liabilities assumed.

The total preliminary estimated purchase price was allocated as follows:

	Preliminary
	Acquisition Date
	Fair Values
	(as adjusted)
Cash	$3,994
Accounts receivable	21,088
Inventories	42,271	(a)
Other current assets	3,490
Property, plant and equipment	9,786	(b)
Intangible assets	189,700	(c)
Other assets	3,316
Total identifiable assets	273,645

Accounts payable	9,046
Accrued expenses	3,644
Other current liabilities	7,211
Noncurrent liabilities	3,477
Total liabilities assumed	23,378
Net identifiable assets acquired	250,086
Goodwill	154,403
Net assets acquired	$404,670

Cash paid	324,071
Fair value of contingent consideration	3,300
Fair value of noncontrolling interest	72,354
Fair value of seller note	4,945
Fair value of consideration transferred	404,670
Deferred consideration	(80,599)
Total consideration paid	$324,071

a.	The inventories noted include an estimated step-up in fair value of $2.4 million.

b.	The property, plant and equipment noted above includes a $3.7 million step-up based on estimated acquisition-date fair value.

c.

The preliminary fair value of identifiable intangible assets related to Enercon is shown in the table below. For those intangible assets with finite lives, the acquisition-date fair values will be amortized over their respective estimated future lives utilizing the straight-line method.

	Acquisition Date	Estimated
	Fair Value	Life

Trademarks	$21,900	Indefinite
Customer relationships	130,300	17 years
Technology	37,500	15 years
Total intangible assets acquired	$189,700

Working capital accounts were valued at their respective carrying amounts because Enercon believes that these amounts approximate the current fair values. The preliminary estimate of fair value of the customer relationships and other intangible assets was determined by Bel with the assistance of a third-party valuation expert. The purchase price allocation adjustments are preliminary and have been made solely to provide unaudited pro forma condensed combined financial information. Bel will determine the final purchase price allocation after thoroughly assessing the fair value of Enercon’s tangible assets and liabilities and identifiable intangible assets and liabilities. As a result, the final acquisition transaction accounting adjustments could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of Enercon’s tangible and identifiable intangible assets and liabilities as compared with the information shown herein would also change the portion of the purchase price allocable to goodwill.

Note 3. Unaudited Pro Forma Adjustments

The pro forma adjustments are preliminary and are subject to change. The unaudited pro forma balance sheet and unaudited pro forma income statements reflect:

a.

Adjustments to the assets acquired and liabilities assumed in accordance with the preliminary estimated purchase price described in Note 2, including (1) a net adjustment to goodwill of $100.5 million (reflecting a $60.5 million adjustment to eliminate historical goodwill and a $160.9 million adjustment to record goodwill in connection with the acquisition) and (2) identifiable intangible assets of $189.7 million that are expected to be recorded in connection with the acquisition.

b.	The utilization of $85.6 million of cash to partially fund the acquisition of Enercon and $0.4 million of cash paid in connection with deferred financing costs associated with funding the Transaction.

c.

The recording of $1.9 million of deferred financing costs in connection with fees incurred to effect the third amendment agreement to the Company’s existing credit facility ($1.0 million recorded as a current asset; $1.0 million recorded as a long-term asset). The deferred financing costs are amortized over a life 3.75 years. Amortization is reflected as interest expense in the accompanying pro forma statements of operations in the amount of $0.4 million and $0.5 million for the nine months ended September 30, 2024 and year ended December 31, 2023.

d.	The preliminary acquisition-date fair value of the liability associated with the potential earnout payments.

e.

Incremental borrowings under Bel’s credit facility of $240.0 million to partially fund the acquisition of Enercon, offset by the elimination of Enercon’s debt balances, which were settled in connection with the Transaction ($9.1 million of short-term loans and $7.7 million in long-term debt).

f.

The preliminary fair value of the redeemable non-controlling interest (for the remaining 20% of Enercon), which includes the fair value of the embedded put and call options associated with Bel’s potential future acquisition of the non-controlling interest.

g.	The amortization of the inventory step-up of $2.4 million, which would have been expensed through COGS during the year ended December 31, 2023, over a period of 8 months.

h.

The estimated incremental depreciation expense of $0.4 million for the nine months ended September 30, 2024 and $0.6 million for the year ended December 31, 2023 related to estimated fair value adjustments related to property, plant and equipment acquired by Bel. The value of the PP&E step-up is depreciated on a straight-line basis over an estimated weighted-average useful life of 6.5 years. Enercon’s depreciation expense is primarily classified as cost of sales, with less than $0.1 million in each period classified as each research and development costs and selling, general and administrative expenses.

i.

The estimated incremental amortization expense of $7.6 million for the nine months ended September 30, 2024 and $9.9 million for the year ended December 31, 2023 related to the finite lived intangible assets acquired as detailed in Note 2(c) above, offset by elimination of Enercon’s historical amortization expense of $0.3 million during the year ended December 31, 2023.

j.

The accrual of estimated transaction costs of $6.6 million (net of taxes of $1.5 million) related to the acquisition of Enercon. Such costs were incurred by Bel after September 30, 2024, and are reflected in (1) retained earnings and accounts payable in the pro forma balance sheet and (2) selling, general and administrative expenses in the pro forma statement of operations for the year ended December 31, 2023. These transaction costs will not recur.

Bel incurred $4.3 million of transaction costs during the nine months ended September 30, 2024. These costs are included in Bel’s historical statement of operations for the nine-month period ended September 30, 2024.

k.	The elimination of Enercon’s equity balances.

l.	Basic and diluted pro forma net earnings per share is based on the weighted average number of shares of Bel’s common shares outstanding for the periods presented.

m.

The income tax effects of the transaction accounting adjustments, by using Bel’s statutory tax rate of 20%. The income tax effects on the Enercon specific adjustments utilized Enercon’s historical tax rate of 17%.

n.

Represents net increases in interest expense of $13.3 million during the year ended December 31, 2023 and $11.6 million during the nine months ended September 30, 2024 related to the $240 million of incremental borrowings under Bel’s revolving credit facility, offset by the elimination of Enercon’s interest expense reflected in their prior period financial statements. The components of the net increase in interest expense consist of:

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2024	2023
Incremental borrowings of $240 million under revolving credit facility
average interest rate of 6.80% and 6.51%, respectively	$12,248	$15,617
Commitment fees on the revolving credit facility of the
credit agreement at 0.275% of the undrawn balance of $25 million	52	69
Interest on new Enercon borrowing from Fortissimo of $4.9 million at an
interest rate of 8%	297	396
Amortization of deferred financing costs	380	507
Subtotal	$12,977	$16,589
Less: Amounts included in Enercon's historical statement of operations
related to prior outstanding debt settled with Transaction	(1,335)	(3,290)
Total	$11,642	$13,299

o.	Reduction of 20% non-controlling interest of Enercon net earnings was calculated as follows:

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2024	2023

Enercon net earnings (under U.S. GAAP)	$22,931	$14,133
Enercon portion of Transaction Accounting Adjustments	(5,563)	(8,254)
Enercon pro forma net earnings (post adjustments)	17,368	5,879
Non-controlling interest %	20%	20%
Net earnings attributable to non-controlling interest	$3,474	$1,176

4.	Items Not Adjusted in Unaudited Pro Forma Financial Information

a.

As a result of the Transaction, Enercon will no longer incur stock-based compensation expense associated with equity awards which settled in connection with the Transaction, the cost of which was previously allocated in the historical financial statements of Enercon.  In the future, certain Enercon associates will be eligible to participate in Bel’s equity compensation plan. No adjustment has been reflected in the pro forma statements of operations for any differences between the amount of estimated costs that will be incurred as part of these new arrangements and the amounts of historically recorded by Enercon, as the difference is not deemed material.

b.

We have not reflected any additional interest expense for borrowings of up to $25 million then available under the revolving credit facility, as this portion of the facility was not drawn upon at the closing of the Enercon Transaction.

c.

The pro forma statements of operations include non-recurring expenses associated with management fees previously incurred by Enercon in connection with its ownership by Fortissimo in the amount of $0.2 million and $0.3 million during the nine months ended September 30, 2024 and year ended December 31, 2023, respectively.

d.

The pro forma statements of operations include non-recurring salaries incurred by Enercon in prior periods, which ceased in connection with the Transaction. These amounted to $0.4 million and $0.5 million during the nine months ended September 30, 2024 and year ended December 31, 2023, respectively, which were allocated 50% to cost of sales and 50% to research and development costs.